Exhibit 99.1
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                               Continuation Sheet
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(1)  This Form 3 amends and restates in its entirety the Form 3 originally filed by the reporting person on June 15, 2005.

(2) The reporting person, a director of ev3 Inc., a Delaware corporation (the "Company"), is a managing director and member of Warburg Pincus LLC, a New York limited liability company, and a general partner of Warburg Pincus & Co., a New York general partnership ("WP"). Warburg Pincus Partners LLC, a New York limited liability company and a subsidiary of WP, is the general partner of Warburg, Pincus Equity Partners, L.P., a Delaware limited partnership (together with two affiliated partnerships, "WPEP"). WPEP beneficially owns 37,401,560 shares of the Company's common stock, par value $0.01 per share ("Common Stock"). By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, the reporting person may be deemed to be the beneficial owner of an indeterminate portion of the shares of Common Stock beneficially owned by WPEP. The reporting person disclaims beneficial ownership of all shares of the Common Stock beneficially owned by WPEP, except to the extent of any indirect pecuniary interest therein.